EXECUTIVE AGREEMENT

This Executive Agreement (“Agreement”) is made and entered into as of the 8th day of June 2005 (“Effective Date”), between Financial Institutions, Inc. (“FII”), a bank holding company chartered under the laws of the State of New York, having its principal office at 220 Liberty Street, Warsaw, New York, 14569; and James T. Rudgers (the “Executive”), an individual residing at 3849 Grayshores Road, Geneseo, New York 14454.

RECITALS:

(a) The Executive is employed by Financial Institutions, Inc. as Chief of Community Banking; and

(b) FII and the Executive desire to set forth certain terms upon which the Executive is employed by Financial Institutions, Inc.

(c) NOW, THEREFORE, in consideration of the mutual promises and of the covenants contained in this Agreement, FII and the Executive agree as follows:

ARTICLE 1

Confidentiality

Section 1.1 Confidential Information. The Executive has become acquainted with and will have access to confidential or proprietary information and trade secrets related to the business of the FII, its subsidiaries and any affiliates or joint ventures (collectively with FII, the “Companies”), including but not limited to (i) trade secrets, business plans, software programs, operating plans, marketing plans, financial reports, operating data, budgets, pricing strategies and information, terms of agreements with customers and others, customer lists, reports, correspondence, tapes, disks, tangible property and specifications owned by or used in the Companies’ businesses; (ii) operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, and/or (iii) information pertaining to future developments such as, but not limited to, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products, (iv) all information which is learned or developed by the Executive in the course and performance of his duties under this Agreement, including without limitation, reports, information and data relating to the Companies’ acquisition strategies, and (v) other tangible and intangible property which is used in the business and operations of the Companies but not made publicly available ((i) through (v) are, collectively, “Confidential Information”).

Section 1.2 Treatment of Confidential Information; Confidentiality Agreements. The Executive will not, directly or indirectly, disclose, use or make known for the Executive’s or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive’s duties for Financial Institutions, Inc.. The Executive will take all necessary steps to safeguard the Companies’ Confidential Information. In addition, to the extent that Financial Institutions, Inc. has entered into a Confidentiality Agreement with any other person or entity, the Executive agrees to comply with the terms of such Confidentiality Agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if the Executive was a party thereto.

ARTICLE 2

Non-competition and Non-solicitation

Section 2.1 Non-competition. During the term of this Agreement and during any period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement, and for a period of six-months thereafter, Executive shall not engage, anywhere within New York State or in any area outside of New York State in which the Companies conduct business, whether directly or indirectly, as principal, owner, officer, director, agent, employee, consultant or partner, in the management of a bank holding company, commercial bank, savings bank, credit union or any other financial services provider that competes with the Companies or their products or programs (“Restricted Activities”), provided that the foregoing shall not restrict Executive from engaging in any Restricted Activities which FII directs Executive to undertake or which FII otherwise expressly authorizes. The foregoing shall not restrict Executive from owning less than 5% of the outstanding capital stock of any company which engages in Restricted Activities, provided that Executive is not otherwise involved with such company as an officer, director, agent, employee or consultant. The foregoing provisions of this Article shall not be held invalid because of the scope of the territory covered, the actions restricted thereby, or the period of time such covenant is operative.

Section 2.2 Non-solicitation. During the term of this Agreement and during the period for which Executive is entitled to receive compensation after the termination of this Agreement or pursuant to any other agreement, and for a period of six-months thereafter, Executive shall not, directly or indirectly, without the written consent of FII: (i) recruit or solicit for employment any employee of the Companies or encourage any such employee to leave their employment with the Companies, or (ii) solicit, induce or influence any customer, supplier, lessor or any other person or entity which has a business relationship with the Companies to discontinue or reduce the extent of such relationship with the Companies.

Section 2.3 Return of Amounts. In the event that the Executive breaches any of the provisions of this Article or of Article 1, the payments and benefits provided for by Article 3 shall cease immediately and FII shall have no further liability for such payments after the date of Executive’s breach. Further, failure to comply with the provisions of this Article or of Article 1 or commission of an act which is an instance of Cause prior to or after, any exercise, payment or delivery pursuant to an exercise of any stock option or vesting of any incentive equity award (“Award”) shall cause such exercise, payment or delivery to be rescinded. FII will notify the Executive in writing of any such rescission within two years after such exercise, payment or delivery. Within ten days after receiving such notice from FII, the Executive shall pay to FII the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery pursuant to an Award. The Executive hereby agrees that the cancellation and rescission provisions of this Agreement are reasonable and agrees not to challenge the reasonableness of such provisions, even where forfeiture of options or equity awards granted is the penalty for violation. Further, Executive hereby agrees that the provisions of this Section amends and shall be controlling with respect to all Awards existing as of the date of this Agreement and any Awards granted subsequent to the date of this Agreement.

ARTICLE 3

Benefits Following a Change of Control

Section 3.1 Definitions.

(a) “Base Salary Amount” means the annual base salary payable by Financial Institutions, Inc. to the Executive and includable by the Executive in gross income for the most recent calendar year ending before the date on which the Change of Control occurred.

(b) A “Change of Control” will be deemed to have occurred if:

(1) any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Act”) (other than FII or a subsidiary of FII) becomes the beneficial owner (within the meaning of Rule 13d-3 under the Act) of FII securities possessing twenty percent (20%) or more of the voting power for the election of directors of FII;

(2) there is consummated

i. any consolidation, share exchange or merger of FII in which FII is not the continuing or surviving corporation or pursuant to which any shares of FII’s common stock are to be converted into cash, securities or other property, provided that the transaction is not with a corporation which was a subsidiary of FII immediately before the transaction; or

ii. any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of FII; or

(3) “approved directors” constitute less than a majority of the entire Board of Directors, with “approved directors” defined to mean the members of the Board of Directors of FII as of the date of this Agreement and any subsequently elected members who are nominated or approved by at least three quarters of the approved directors on the Board prior to such election.

(c) “Cause” means the commission by the Executive of, or the determination by the Board of Directors, based on reasonable evidence of misconduct as presented by a law enforcement agency, or as a result of an internal or external audit or investigation, that the Executive has committed: (i) a criminal offense involving the violation of state or federal law, (ii) a breach of fiduciary duty, (iii) an act of dishonesty, fraud or material misrepresentation, or (iv) any act of moral turpitude which the Board of Directors determines has or may be reasonably expected to have a detrimental impact on FII’s business or operations, or which may prevent, because of its demonstrated or demonstrable effect on employees, regulatory agencies or customers, the Executive from effectively performing his duties.

(d) “Continuation Period” means 24 months.

(e) “Good Reason” means:

(1) There has been a material diminution, compared to those existing as of the date the Change of Control occurs, in the Executive’s responsibilities, duties, title, reporting responsibilities within the business organization, status, role, authority or aggregate compensation which is not restored within 15 days after written notice is provided to FII by the Executive; or

(2) Removal of the Executive from the position of Chief of Community Banking, other than (i) elevation to a higher ranking executive officer position with FII or (ii) with the written consent of Executive; or

(3) Relocation of the Executive’s principle place of employment by more than 75 miles from its location immediately prior to the Change of Control other than with the written consent of Executive.

Section 3.2 Termination Following a Change of Control. If a Change of Control occurs during the Executive’s employment, and if within the twelve month period following such Change of Control, either (i) FII terminates the employment of the Executive other than for Cause, or (ii) Executive terminates his employment because of Good Reason (in either case a “Special Termination Date”), the Executive will be entitled to receive such benefits as are provided in this Article. The Executive must provide written notice to FII specifying the grounds for his termination because of Good Reason and the Executive’s termination of employment will become effective on the first day of the second calendar month commencing after delivery of the notice or on such other date as FII and Executive agree to in writing.

Section 3.3 Cash Payments. FII will, for the Continuation Period following the Special Termination Date, make monthly payments to the Executive in an amount equal to 1/12th of the sum of the Base Salary Amount plus the average of the annual incentive compensation earned by the Executive, for the two most recent calendar years ending before the date on which the Change of Control occurred.

Section 3.4 Benefits. FII will, for the Continuation Period, but not to exceed a period of eighteen 18 months, continue to provide health and dental benefits to the Executive and his covered dependants. Health and dental coverage provided under this provision will run contemporaneously with any continuation of health care coverage that may be required to be provided under “COBRA.”

Section 3.5 Acceleration of Stock Options. On the Special Termination Date, all options and other rights that the Executive may hold to purchase or otherwise acquire common stock of FII will immediately become vested and exercisable in full for the total number of shares that are or might become purchasable thereunder, in each case without further condition or limitation except the giving of notice of exercise and the payment of the purchase price thereunder (but without amendment of the plan under which they were issued).

Section 3.6 Death of Executive. If the Executive dies before receiving all monthly payments payable to Executive under this Article, FII will pay to Executive’s spouse, if he or she survives the Executive or, if no spouse survives the executive, then to the Executive’s estate, all such remaining unpaid monthly payments as if the Executive had not died. If the Executive was receiving health and dental benefits pursuant to Section 3.4 at the time of death, FII will continue to provide such health and dental benefits to the dependents of the Executive for the duration of the period specified in Section 3.4, as if the Executive had not died.

Section 3.7 Indemnification of The Executive. In the event a Change of Control occurs, FII will indemnify the Executive for reasonable legal fees and expenses subsequently incurred by the Executive through legal counsel approved in advance by FII (which approval will not be unreasonably withheld) in seeking to obtain or enforce any right or benefit provided under this Executive Agreement, including but not limited to the rights and benefits provided under this Article, provided, however, that such right to indemnification will not apply unless the Executive or the Executive’s beneficiaries are successful in establishing, privately or otherwise, that Executive’s or their position is substantially correct, or that FII’s position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, FII will pay reasonable costs and expenses, including counsel fees, which the Executive or the Executive’s beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or the executive’s beneficiaries. Payments payable hereunder by FII will be made not later than thirty (30) days after a request for payment has been received from the Executive with such evidence of indemnifiable fees and expenses as FII may reasonably request.

ARTICLE 4

Miscellaneous

Section 4.1 Remedies. The Executive specifically agrees that any breach or threatened breach of Articles 1 and 2 would cause irreparable injury to the Companies, that money damages may not provide an adequate remedy to the Companies, and that FII will accordingly have the right and remedy (i) to obtain an injunction prohibiting the Executive from violating or threatening to violate such provisions, (ii) to have such provisions specifically enforced by any court of competent jurisdiction, and (iii) to require the Executive to account for and pay over to FII all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any transactions constituting a breach of such provisions. Nothing herein shall be construed as prohibiting FII from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The Executive and FII believe that the restrictions and covenants in this Agreement are reasonable and enforceable under the circumstances. However, if any one or more of the provisions in this section shall, for any, reason be held to be excessively broad as to time, duration, geographic scope, activity, or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with law and with the Executive’s and FII’s intentions as stated herein. The obligations of Executive and FII under this Agreement will survive the termination of Executive’s employment and the expiration or termination of this Agreement. FII and the Executive hereby (a) consent to the jurisdiction of the United States District Court for the Western District of New York, or, if such court does not have subject matter jurisdiction over such matter, the applicable Supreme Court of Erie, Monroe or Wyoming Counties, State of New York, and (b) irrevocably agree that all actions or proceedings arising out of or relating to this Agreement shall be litigated in such court. FII and the Executive accept for itself or himself and in connection with its or his properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waive any defense of forum nonconveniens or any similar defense.

Section 4.2 Notice. All written communications to the parties required by this Agreement must be in writing and (a) delivered by registered or certified mail, return receipt requested, (such notice to be effective 4 days after the date it is mailed) or (b) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address first given above (or to any other address as the party designates in a writing complying with this Section, delivered to the other party).

Section 4.3 At-Will Employment. This Agreement does not give the Executive any right to continued employment with FII. Executive’s employment with FII remains at-will and may be terminated by the Executive or FII.

Section 4.4 Withholding. FII will deduct or withhold from all payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable Social Security contribution, income tax withholding or other similar law now in effect or that may become effective during the term of this Agreement.

Section 4.5 Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder of it or any of the remaining provisions of this Agreement. No course of action or failure to act by FII or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by FII or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by FII and the Executive, (b) is binding upon and inures to the benefit of FII and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of Executive’s rights or obligations pursuant to this Agreement, (c) constitutes the entire agreement between FII and the Executive with respect to such subject matter, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. This Agreement will be effective for the period commencing on the Effective Date and ending on the date the Executive terminates employment with FII.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Financial Institutions, Inc.:
By:	Peter G. Humphrey

Name: Peter G. Humphrey

Title: President & CEO/Chairman of the Board

Date: _6/24/2005

EXECUTIVE:

Signature: _James T. Rudgers

Name: James T. Rudgers

Title: Executive Vice President &

Chief of Community Banking

Date: _6/24/2005